JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D to which this Agreement is annexed as Exhibit A, and any amendments thereto, is and will be filed on behalf of each of them in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated:  September 23, 2016

VALIANT CAPITAL, LLC
By:	/s/ Tyler B. Wilson
Name: Tyler B. Wilson Title: Managing Member
TYLER B. WILSON
By:	/s/ Tyler B. Wilson
Name: Tyler B. Wilson, Individually